Filed Pursuant to Rule 424(b)(3)
Registration No. 333-178070

PROSPECTUS
Alon USA Energy, Inc.
377,710 Shares
Common Stock
This prospectus relates to the offer and resale from time to time of up to 377,710 shares of our common stock, par value $0.01 per share, which we refer to in this Prospectus as our "common stock" by the selling stockholder named herein as set forth in the section entitled “Selling Stockholder” beginning on page 12. The selling stockholder will receive all of the proceeds from any sales of his shares. We will not receive any of the proceeds from the sale of the shares being registered hereby by the selling stockholder, but we will incur expenses in connection with the offering which are estimated to be $10,429.09 Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholder will offer or sell any of the shares. The selling stockholder may sell the shares of common stock being offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution” beginning on page 13. The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.
Our common stock is quoted on the New York Stock Exchange under the symbol “ALJ.” The last reported sale price of our common stock on November 30, 2011 was $8.55 per share.
Investing in shares of our common stock involves risks. We urge you to carefully read the section entitled “Risk Factors” beginning on page 2 of this prospectus and all information included or incorporated by reference in this prospectus in its entirety before you decide whether to purchase shares of our common stock.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 1, 2011

You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable prospectus supplement. We have not authorized any other person to provide you with different information. The information contained in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein or therein are accurate only as of the date such information is presented. Our business, financial condition, results of operations and prospects may have subsequently changed. You should also read this prospectus together with the additional information described under the heading “Where You Can Find More Information.”
This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.
The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read on the Securities and Exchange Commission website or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”
In this prospectus, unless otherwise specified or the context otherwise requires, “Alon,” “we,” “us” and “our” refer to Alon USA Energy, Inc. and its subsidiaries. In addition, references to the “selling stockholder” refer to the selling stockholder described in the section entitled "Selling Stockholder" beginning on page 12.

OUR COMPANY
We are an independent refiner and marketer of petroleum products operating primarily in the South Central, Southwestern and Western regions of the United States. We are a Delaware corporation formed in 2000 to acquire a crude oil refinery in Big Spring, Texas, and related pipeline, terminal and marketing assets from Atofina Petrochemicals, Inc., or FINA. In 2006, we acquired refineries in Paramount and Long Beach, California and Willbridge, Oregon, together with the related pipeline, terminal and marketing assets, through the acquisitions of Paramount Petroleum Corporation and Edgington Oil Company. In 2008, we acquired a refinery in Krotz Springs, Louisiana through the acquisition of Valero Refining Company-Louisiana. In June 2010, we acquired a refinery in Bakersfield, California, through the purchase of substantially all of the assets of Big West of California, LLC (together with the Paramount and Long Beach refineries, the “California Refineries”). Our crude oil refineries have a combined throughput capacity of approximately 250,000 barrels per day and produce petroleum products including various grades of gasoline, diesel fuel, jet fuel, petrochemicals, petrochemical feedstocks, asphalt, and other petroleum-based products. As of September 30, 2011, we operated 303 convenience stores in Central and West Texas and New Mexico, primarily under the 7-Eleven and FINA brand names. Our convenience stores typically offer merchandise, food products and motor fuels. Our principal executive offices are located at 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251, and our telephone number is (972) 367-3600. Our website can be found at www.alonusa.com. Information on our website should not be construed to be part of this prospectus.
On July 28, 2005, our stock began trading on the New York Stock Exchange under the trading symbol “ALJ.” We are a controlled company under the rules and regulations of the New York Stock Exchange because Alon Israel Oil Company, Ltd., an Israeli limited liability company (“Alon Israel”), holds more than 50% of the voting power for the election of our directors through its ownership of approximately 67% of our outstanding common stock. Alon Israel is the largest services and trade company in Israel. Alon Israel entered the gasoline marketing and convenience store business in Israel in 1989 and has grown to become a leading marketer of petroleum products and one of the largest operators of retail gasoline and convenience stores in Israel. Alon Israel is a controlling shareholder of Alon Holdings Blue Square-Israel Ltd. (“Blue Square”), a leading retailer in Israel, which is listed on the New York Stock Exchange and the Tel Aviv Stock Exchange, and Blue Square is a controlling shareholder of Dor-Alon Energy in Israel (1988) Ltd. (“Dor-Alon”), a leading Israeli marketer, developer and operator of gas stations and shopping centers, which is listed on the Tel Aviv Stock Exchange.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described in this prospectus and the documents incorporated by reference herein, including the risks and uncertainties described in our consolidated financial statements and the notes to those financial statements. The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.
Risk factors related to our business
The price volatility of crude oil, other feedstocks, refined products and fuel and utility services may have a material adverse effect on our earnings, profitability and cash flows.
Our refining and marketing earnings, profitability and cash flows from operations depend primarily on the margin above fixed and variable expenses (including the cost of refinery feedstocks, such as crude oil) at which we are able to sell refined products. When the margin between refined product prices and crude oil and other feedstock prices contracts or inverts, as has been the case in recent periods and may continue to be the case in the future, our results of operations and cash flows are negatively affected. Refining margins historically have been volatile, and are likely to continue to be volatile, as a result of a variety of factors including fluctuations in the prices of crude oil, other feedstocks, refined products and fuel and utility services. For example, in the last half of 2008, the price for West Texas Intermediate (“WTI”) crude oil fluctuated between $31.27 and $145.31 per barrel, while the price for Gulf Coast unleaded gasoline fluctuated between 76.8 cents per gallon, or cpg, and 474.6 cpg. The direction and timing of changes in prices for crude oil and refined products do not necessarily correlate with one another and it is the relationship between such prices, rather than the nominal amounts of such prices, that has the greatest impact on our results of operations and cash flows. Prices of crude oil, other feedstocks and refined products, and the relationships between such prices and prices for refined products, depend on numerous factors beyond our control, including the supply of and demand for crude oil, other feedstocks, gasoline, diesel, asphalt and other refined products and the relative magnitude and timing of such changes. Such supply and demand are affected by, among other things:

•	changes in global and local economic conditions;

•	domestic and foreign demand for fuel products;

•	worldwide political conditions, particularly in significant oil producing regions such as the Middle East, North and West Africa and Venezuela;

•	the level of foreign and domestic production of crude oil and refined products and the level of crude oil, feedstock and refined products imported into the United States;

•	utilization rates of U.S. refineries;

•	development and marketing of alternative and competing fuels;

•	commodities speculation;

•	accidents, interruptions in transportation, inclement weather or other events that can cause unscheduled shutdowns or otherwise adversely affect our refineries;

•	federal and state government regulations; and

•	local factors, including market conditions, weather conditions and the level of operations of other refineries and pipelines in our markets.
Although we continually analyze refinery operating margins at our individual refineries and seek to adjust throughput volumes to optimize our operating results based on market conditions, there are inherent limitations on our ability to offset the effects of adverse market conditions. For example, reductions in throughput volumes in a negative operating margin environment may reduce operating losses, but it would not eliminate them because we would still be incurring fixed costs and other variable costs.
The nature of our business requires us to maintain substantial quantities of crude oil and refined product inventories. Because crude oil and refined products are essentially commodities, we have no control over the changing market value of these inventories. Our inventory is valued at the lower of cost or market value under the last-in, first-out (“LIFO”) inventory valuation methodology. As a result, if the market value of our inventory were to decline to an amount less than our LIFO cost, we would record a write-down of inventory and a non-cash charge to cost of sales. Our investment in inventory is affected by the general level of crude oil prices, and significant increases in crude oil prices could result in substantial working capital requirements to maintain inventory volumes.
In addition, the volatility in costs of natural gas, electricity and other utility services used by our refineries and other operations affect our operating costs. Utility prices have been, and will continue to be, affected by factors outside our control, such as supply and demand for utility services in both local and regional markets. Future increases in utility prices may have a negative effect on our earnings, profitability and cash flows.
Our profitability depends, in part, on the sweet/sour crude oil price spread. A decrease in this spread could negatively affect our profitability.
Because our Big Spring and California refineries are configured to process substantial volumes of sour crude oils, our profitability depends, in part, on the price spread between sweet crude oil and sour crude oil, which we refer to as the sweet/sour spread. In recent years, the sweet/sour spread has significantly narrowed and any further tightening of the sweet/sour spreads could negatively affect our profitability.
The profitability of our California refineries depends, in part, on the light/heavy crude oil price spread. A decrease in this spread could negatively affect our profitability.
Our California refineries process significant volumes of heavy crude oils and, as a result, our profitability depends in part on the price spread between light crude oil and heavy crude oil, which we refer to as the light/heavy spread. Because processing light crude oils produces higher percentages of light products, light crude oils typically are priced higher than heavy crude oils. In 2009, the light/heavy spread was less than in 2008 and the light/heavy spread fluctuated in 2010. Any further tightening of the light/heavy spread could negatively affect profitability.
Our indebtedness could adversely affect our financial condition or make us more vulnerable to adverse economic conditions.
As of September 30, 2011, our consolidated outstanding indebtedness was $1,054.0 million. Our level of indebtedness could have significant effects on our business, financial condition and results of operations and cash flows and, consequently, important consequences to your investment in our securities, such as:

•	we may be limited in our ability to obtain additional financing to fund our working capital needs, capital expenditures and debt service requirements or our other operational needs;

•
we may be limited in our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal and interest payments on our debt;

•	we may be at a competitive disadvantage compared to competitors with less leverage since we may be less capable of responding to adverse economic and industry conditions; and

•	we may not have sufficient flexibility to react to adverse changes in the economy, our business or the industries in which we operate.
In addition, our ability to make payments on our indebtedness will depend on our ability to generate cash in the future. Our ability to generate cash is subject to general economic and market conditions and financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash to fund our working capital, capital expenditure, debt service and other liquidity needs, which could result in our inability to comply with financial and other covenants contained in our debt agreements, our being unable to repay or pay interest on our indebtedness, and our inability to fund our other liquidity needs. If we are unable to service our debt obligations, fund our other liquidity needs and maintain compliance with our financial and other covenants, we could be forced to curtail our operations, our creditors could accelerate our indebtedness and exercise other remedies and we could be required to pursue one or more alternative strategies, such as selling assets or refinancing or restructuring our indebtedness. However, we cannot assure you that any such alternatives would be feasible or prove adequate.
The recent recession and credit crisis and related turmoil in the global financial system has had and may continue to have an adverse impact on our business, results of operations and cash flows.
Our business and profitability are affected by the overall level of demand for our products, which in turn is affected by factors such as overall levels of economic activity and business and consumer confidence and spending. Recent declines in global economic activity and consumer and business confidence and spending have significantly reduced the level of demand for our products. In addition, severe reductions in the availability and increases in the cost of credit have adversely affected our ability to fund our operations and operate our refineries at full capacity, and have adversely affected our operating margins. Together, these factors have had and may continue to have an adverse impact on our business, financial condition, results of operations and cash flows.

Our business is indirectly exposed to risks faced by our suppliers, customers and other business partners. The impact on these constituencies of the risks posed by the recent recession and credit crisis and related turmoil in the global financial system have included or could include interruptions or delays in the performance by counterparties to our contracts, reductions and delays in customer purchases, delays in or the inability of customers to obtain financing to purchase our products and the inability of customers to pay for our products. Any of these events may have an adverse impact on our business, financial condition, results of operations and cash flows.
The dangers inherent in our operations could cause disruptions and could expose us to potentially significant losses, costs or liabilities.
Our operations are subject to significant hazards and risks inherent in refining operations and in transporting and storing crude oil, intermediate products and refined products. These hazards and risks include, but are not limited to, natural disasters, fires, explosions, pipeline ruptures and spills, third party interference and mechanical failure of equipment at our or third-party facilities, any of which could result in production and distribution difficulties and disruptions, environmental pollution, personal injury or wrongful death claims and other damage to our properties and the properties of others. We experienced such an event on February 18, 2008 when a fire at the Big Spring refinery destroyed the propylene recovery unit and damaged equipment in the alkylation and gas concentration units. As a result the Big Spring refinery's crude unit did not operate until April 5, 2008 and the FCCU did not resume operations until September 26, 2008.
The occurrence of such events at any of our refineries could significantly disrupt our production and distribution of refined products, and any sustained disruption could have a material adverse effect on our business, financial condition and results of operations.
We are subject to interruptions of supply as a result of our reliance on pipelines for transportation of crude oil and refined products.
Our refineries receive a substantial percentage of their crude oil and deliver a substantial percentage of their refined products through pipelines. We could experience an interruption of supply or delivery, or an increased cost of receiving crude oil and delivering refined products to market, if the ability of these pipelines to transport crude oil or refined products is disrupted because of accidents, earthquakes, hurricanes, governmental regulation, terrorism, other third party action or any of the types of events described in the preceding risk factor. Our prolonged inability to use any of the pipelines that we use to transport crude oil or refined products could have a material adverse effect on our business, results of operations and cash flows.
If the price of crude oil increases significantly, it could reduce our margin on our fixed-price asphalt supply contracts.
We enter into fixed-price asphalt supply contracts pursuant to which we agree to deliver asphalt to customers at future dates. We set the pricing terms in these agreements based, in part, upon the price of crude oil at the time we enter into each contract. If the price of crude oil increases from the time we enter into the contract to the time we produce the asphalt, our margins from these sales could be adversely affected. For example, in the first half of 2008, WTI crude prices increased from $87.15 per barrel to $140.22 per barrel over a period of six months. Primarily as a result of these increases in the cost of crude, we experienced reduced margins from our asphalt sales in the first half of 2008.
Our operating results are seasonal and generally lower in the first and fourth quarters of the year.
Demand for gasoline and asphalt products is generally higher during the summer months than during the winter months due to seasonal increases in highway traffic and road construction work. Seasonal fluctuations in highway traffic also affect motor fuels and merchandise sales in our retail stores. As a result, our operating results for the first and fourth calendar quarters are generally lower than those for the second and third calendar quarters of each year. This seasonality is most pronounced in our asphalt business.
If the price of crude oil increases significantly, it could limit our ability to purchase enough crude oil to operate our refineries at full capacity.
We rely in part on borrowings and letters of credit under our revolving credit facilities to purchase crude oil for our refineries. If the price of crude oil increases significantly, we may not have sufficient capacity under our revolving credit facilities to purchase enough crude oil to operate our refineries at full capacity. A failure to operate our refineries at full capacity could adversely affect our profitability and cash flows.
Changes in our credit profile could affect our relationships with our suppliers, which could have a material adverse effect on our liquidity and our ability to operate our refineries at full capacity.
Changes in our credit profile could affect the way crude oil suppliers view our ability to make payments and induce them to shorten the payment terms for our purchases or require us to post security prior to payment. Due to the large dollar amounts and volume of our crude oil and other feedstock purchases, any imposition by our suppliers of more burdensome payment terms on us may have a material adverse effect on our liquidity and our ability to make payments to our suppliers. This, in turn, could cause us to be unable to operate our refineries at full capacity. A failure to operate our refineries at full capacity could adversely affect our profitability and cash flows.
Competition in the refining and marketing industry is intense, and an increase in competition in the markets in which we sell our products could adversely affect our earnings and profitability.
We compete with a broad range of companies in our refining and marketing operations. Many of these competitors are integrated, multinational oil companies that are substantially larger than we are. Because of their diversity, integration of operations, larger capitalization, larger and more complex refineries and greater resources, these companies may be better able to withstand disruptions in operations and volatile market conditions, to offer more competitive pricing and to obtain crude oil in times of shortage.
We are not engaged in the exploration and production business and therefore do not produce any of our crude oil feedstocks. Certain of our competitors, however, obtain a portion of their feedstocks from company-owned production. Competitors that have their own crude production are at times able to offset losses from refining operations with profits from producing operations, and may be better positioned to withstand periods of depressed refining margins or feedstock shortages. In addition, we compete with other industries, such as wind, solar and hydropower, that provide alternative means to satisfy the energy and fuel requirements of our industrial, commercial and individual customers. If we are unable to compete effectively with these competitors, both within and outside our industry, there could be a material adverse effect on our business, financial condition, results of operations and cash flows.
Competition in the asphalt industry is intense, and an increase in competition in the markets in which we sell our asphalt products could adversely affect our earnings and profitability.
Our asphalt business competes with other refiners and with regional and national asphalt marketing companies. Many of these competitors are larger, more diverse companies with greater resources, providing them advantages in obtaining crude oil and other blendstocks and in competing through bidding processes for asphalt supply contracts.
We compete in large part on our ability to deliver specialized asphalt products which we produce under proprietary technology licenses. Recently, demand for these specialized products has increased due to new specification requirements by state and federal governments. If we were to lose our rights under our technology licenses, or if competing technologies for specialized products are developed by our competitors, our profitability could be adversely affected.
Competition in the retail industry is intense, and an increase in competition in the markets in which our retail businesses operate could adversely affect our earnings and profitability.
Our retail operations compete with numerous convenience stores, gasoline service stations, supermarket chains, drug stores, fast food operations and other retail outlets. Increasingly, national high-volume grocery and dry-goods retailers, such as Albertson's and Wal-Mart are entering the gasoline retailing business. Many of these competitors are substantially larger than we are. Because of their diversity, integration of operations and greater resources, these companies may be better able to withstand volatile market conditions or levels of low or no profitability. In addition, these retailers may use promotional pricing or discounts, both at the pump and in the store, to encourage in-store merchandise sales. These activities by our competitors could adversely affect our profit margins. Additionally, our convenience stores could lose market share, relating to both gasoline and merchandise, to these and other retailers, which could adversely affect our business, results of operations and cash flows. Our convenience stores compete in large part based on their ability to offer convenience to customers. Consequently, changes in traffic patterns and the type, number and location of competing stores could result in the loss of customers and reduced sales and profitability at affected stores.
We may incur significant costs to comply with new or changing environmental laws and regulations.
Our operations are subject to extensive regulatory controls on air emissions, water discharges, waste management and the clean-up of contamination that can require costly compliance measures. If we fail to meet environmental requirements, we may be subject to administrative, civil and criminal proceedings by state and federal authorities, as well as civil proceedings by environmental groups and other individuals, which could result in substantial fines and penalties against us as well as governmental or court orders that could alter, limit or stop our operations.
On February 2, 2007, we committed in writing to enter into discussions with the United States Environmental Protection Agency, or EPA, under the National Petroleum Refinery Initiative. To date, the EPA has not made any specific findings against us or any of our refineries, and we have not determined whether we will ultimately enter into a settlement agreement with the EPA. Based on prior settlements that the EPA has reached with other petroleum refiners under the Petroleum Refinery Initiative, we anticipate that the EPA will seek relief in the form of the payment of civil penalties, the installation of air pollution controls and the implementation of environmentally beneficial projects. At this time, we cannot estimate the amount of any such civil penalties or the costs of any required controls or environmentally beneficial projects.
Our Big Spring refinery is one of more than 100 facilities in Texas to receive a Clean Air Act request for information from the EPA relating to the EPA's disapproval of Texas' “flexible permit rule.” According to the EPA, the Texas “flexible permit rule” was never approved by the EPA for inclusion in the Texas state clean-air implementation plan and, therefore, emission limitations in Texas flexible permits are not federally enforceable. The EPA indicated that it would consider enforcement against holders of flexible permits that failed to comply with applicable federal requirements on a case-by-case basis. At this time, we have agreed to make a federally enforceable commitment by March 31, 2011 to apply for a non-flexible permit. It is unclear whether we will have any obligation to install new controls.
The U.S. House of Representatives and the U.S. Senate are in various stages of considering legislation intended to control and reduce emissions of “greenhouse gases,” or “GHGs,” in the United States. GHGs are certain gases, including carbon dioxide and methane, that may be contributing to warming of the Earth's atmosphere and other climatic changes.
Although it is not possible at this time to predict when the House and Senate may enact climate change legislation, any laws or regulations that may be adopted to restrict or reduce emissions of GHGs would likely require us to incur increased costs. If we are unable to sell our refined products at a price that reflects such increased costs, there could be a material adverse effect on our business, financial condition and results of operations. In addition, any increase in prices of refined products resulting from such increased costs could have an adverse effect on our financial condition, results of operations and cash flows.
In addition to the climate change legislation under consideration by Congress, on December 7, 2009, the EPA issued an endangerment finding that GHGs endanger both public health and welfare, and that GHG emissions from motor vehicles contribute to the threat of climate change. Although the finding itself does not impose requirements on regulated entities, it allowed the EPA and the Department of Transportation to finalize a jointly proposed rule regulating greenhouse gas emissions from vehicles and establishing Corporate Average Fuel Economy standards for light-duty vehicles. National GHG tailpipe standards for passenger cars and light trucks were finalized on April 1, 2010.
Once GHGs became regulated by the EPA for vehicles, they also became regulated pollutants under the Clean Air Act potentially triggering other Clean Air Act requirements. On May 13, 2010, EPA announced a final rule to raise the threshold amount of GHG emissions that a source would have to emit to trigger certain Clean Air Act permitting requirements and the need to install controls to reduce emissions of greenhouse gases. Beginning in January 2011, facilities already subject to the Prevention of Significant Deterioration and Title V operating permit programs that increase their emissions of GHGs by 75,000 tons per year will be required to install control technology, known as “Best Available Control Technology,” to address the GHG emissions. Both the endangerment finding and stationary source rule are being challenged, however. If the EPA's actions withstand legal challenge, the new obligations finalized in the stationary source rule could require us to incur increased costs. If we are unable to sell our refined products at a price that captures such increased costs, there could be a material adverse effect on our business, financial condition and results of operations. In addition, any increase in prices of refined products resulting from such increased costs could have an adverse effect on our financial condition, results of operations and cash flows.
In addition, new laws and regulations, new interpretations of existing laws and regulations, increased governmental enforcement or other developments could require us to make additional unforeseen expenditures. Many of these laws and regulations are becoming increasingly stringent, and the cost of compliance with these requirements can be expected to increase over time. We are not able to predict the impact of new or changed laws or regulations or changes in the ways that such laws or regulations are administered, interpreted or enforced. The requirements to be met, as well as the technology and length of time available to meet those requirements, continue to develop and change. To the extent that the costs associated with meeting any of these requirements are substantial and not adequately provided for, our results of operations and cash flows could suffer.
We may incur significant costs and liabilities with respect to environmental lawsuits and proceedings and any investigation and remediation of existing and future environmental conditions.
We are currently investigating and remediating, in some cases pursuant to government orders, soil and groundwater contamination at our refineries, terminals and convenience stores. Since August 2000, we have spent approximately $20.0 million with respect to the investigation and remediation of our Big Spring refinery and related terminals. We anticipate spending approximately $7.5 million in investigation and remediation expenses in connection with our Big Spring refinery and terminals over the next 15 years. Since their acquisition, we have spent approximately $9.1 million with respect to the investigation and remediation of our California refineries and related terminals. We anticipate spending an additional $40.5 million in investigation and remediation expenses in connection with our California refineries and terminals over the next 15 years. There can be no assurances, however, that we will not have to spend more than these anticipated amounts. Our handling and storage of petroleum and hazardous substances may lead to additional contamination at our facilities and facilities to which we send or sent wastes or by-products for treatment or disposal, in which case we may be subject to additional cleanup costs, governmental penalties, and third-party suits alleging personal injury and property damage. Although we have sold three of our pipelines and three of our terminals to HEP and two of our pipelines pursuant to a transaction with an affiliate of Sunoco, Inc. (“Sunoco”), we have agreed, subject to certain limitations, to indemnify HEP and Sunoco for costs and liabilities that may be incurred by them as a result of environmental conditions existing at the time of the sale. See Items 1 and 2 “Business and Properties-Government Regulation and Legislation-Environmental Indemnity to HEP” and “Business and Properties-Government Regulation and Legislation-Environmental Indemnity to Sunoco” of our 2010 Annual Report on Form 10-K,

which is incorporated by reference in this prospectus. If we are forced to incur costs or pay liabilities in connection with such proceedings and investigations, such costs and payments could be significant and could adversely affect our business, results of operations and cash flows.
We could incur substantial costs or disruptions in our business if we cannot obtain or maintain necessary permits and authorizations or otherwise comply with health, safety, environmental and other laws and regulations.
From time to time, we have been sued or investigated for alleged violations of health, safety, environmental and other laws. If a lawsuit or enforcement proceeding were commenced or resolved against us, we could incur significant costs and liabilities. In addition, our operations require numerous permits and authorizations under various laws and regulations. These authorizations and permits are subject to revocation, renewal or modification and can require operational changes to limit impacts or potential impacts on the environment and/or health and safety. A violation of authorization or permit conditions or other legal or regulatory requirements could result in substantial fines, criminal sanctions, permit revocations, injunctions, and/or facility shutdowns. In addition, major modifications of our operations could require modifications to our existing permits or upgrades to our existing pollution control equipment. Any or all of these matters could have a negative effect on our business, results of operations, cash flows or prospects.
We could encounter significant opposition to operations at our California refineries.
Our Paramount refinery is located in a residential area. The refinery is located near schools, apartment complexes, private homes and shopping establishments. In addition, our Long Beach refinery is also located in close proximity to other commercial facilities. Any loss of community support for our California refining operations could result in higher than expected expenses in connection with opposing any community action to restrict or terminate the operation of the refinery. Any community action in opposition to our current and planned use of the California refineries could have a material adverse effect on our business, results of operations and cash flows.
The occurrence of a release of hazardous materials or a catastrophic event affecting our California refineries could endanger persons living nearby.
Because our California refineries are located in residential areas, any release of hazardous material or catastrophic event could cause injuries to persons outside the confines of these refineries. In the event that persons were injured as a result of such an event, we would likely incur substantial legal costs as well as any costs resulting from settlements or adjudication of claims from such injured persons. The extent of these expenses and costs could be in excess of the limits provided by our insurance policies. As a result, any such event could have a material adverse effect on our business, results of operations and cash flows.
Certain of our facilities are located in areas that have a history of earthquakes or hurricanes, the occurrence of which could materially impact our operations.
Our refineries located in California and the related pipeline and asphalt terminals, and to a lesser extent our refinery and operations in Oregon, are located in areas with a history of earthquakes, some of which have been quite severe. Our Krotz Springs refinery is located less than 100 miles from the Gulf Coast. In August 2008, the Krotz Springs refinery sustained minor physical damage from Hurricane Gustav; however, the regional utilities were affected and, as a result, the Krotz Springs refinery was without electric power for one week. Offshore crude oil production and gathering facilities were impacted by Gustav and a subsequent storm, which temporarily limited the availability of crude oil to the Krotz Springs refinery. In the event of an earthquake or hurricane that causes damage to our refining, pipeline or asphalt terminal assets, or the infrastructure necessary for the operation of these assets, such as the availability of usable roads, electricity, water, or natural gas, we may experience a significant interruption in our refining and/or marketing operations. Such an interruption could have a material adverse effect on our business, results of operations and cash flows.
Terrorist attacks, threats of war or actual war may negatively affect our operations, financial condition, results of operations and prospects.
Terrorist attacks, threats of war or actual war, as well as events occurring in response to or in connection with them, may adversely affect our operations, financial condition, results of operations and prospects. Energy-related assets (which could include refineries, terminals and pipelines such as ours) may be at greater risk of terrorist attacks than other possible targets in the United States. A direct attack on our assets or assets used by us could have a material adverse effect on our operations, financial condition, results of operations and prospects. In addition, any terrorist attack, threats of war or actual war could have an adverse impact on energy prices, including prices for our crude oil and refined products, and an adverse impact on the margins from our refining and marketing operations. In addition, disruption or significant increases in energy prices could result in government-imposed price controls.
Covenants in our credit agreements could limit our ability to undertake certain types of transactions and adversely affect our liquidity.
Our credit agreements contain negative and financial covenants and events of default that may limit our financial flexibility and ability to undertake certain types of transactions. For example, we are subject to negative covenants that restrict our activities, including changes in control of Alon or certain of our subsidiaries, restrictions on creating liens, engaging in mergers, consolidations and sales of assets, incurring additional indebtedness, entering into certain lease obligations, making certain capital expenditures, and making certain dividend, debt and other restricted payments. Should we desire to undertake a transaction that is prohibited or limited by our credit agreements, we will need to obtain the consent of our lenders or refinance our credit facilities. Such consents or refinancings may not be possible or may not be available on commercially acceptable terms, or at all.
Our insurance policies do not cover all losses, costs or liabilities that we may experience.
We maintain significant insurance coverage, but it does not cover all potential losses, costs or liabilities, and our business interruption insurance coverage does not apply unless a business interruption exceeds a period of 45 to 75 days, depending upon the specific policy. We could suffer losses for uninsurable or uninsured risks or in amounts in excess of our existing insurance coverage. Our ability to obtain and maintain adequate insurance may be affected by conditions in the insurance market over which we have no control. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition and results of operations.
We are exposed to risks associated with the credit-worthiness of the insurer of our environmental policies.
The insurer under two of our environmental policies is The Kemper Insurance Companies, which has experienced significant downgrades of its credit ratings in recent years and is currently in run-off. These two policies are 20-year policies that were purchased to protect us against expenditures not covered by our indemnification agreement with FINA. Our insurance brokers have advised us that environmental insurance policies with terms in excess of ten years are not currently available and that policies with shorter terms are available only at premiums equal to or in excess of the premiums paid for our policies with Kemper. Accordingly, we are currently subject to the risk that Kemper will be unable to comply with its obligations under these policies and that comparable insurance may not be available or, if available, at premiums equal to or in excess of our current premiums with Kemper. However, we have no reason at this time to believe that Kemper will not be able to comply with its obligations under these policies.
If we lose any of our key personnel, our ability to manage our business and continue our growth could be negatively affected.
Our future performance depends to a significant degree upon the continued contributions of our senior management team and key technical personnel. We do not currently maintain key man life insurance with respect to any member of our senior management team. The loss or unavailability to us of any member of our senior management team or a key technical employee could significantly harm us. We face competition for these professionals from our competitors, our customers and other companies operating in our industry. To the extent that the services of members of our senior management team and key technical personnel would be unavailable to us for any reason, we would be required to hire other personnel to manage and operate our company and to develop our products and technology. We cannot assure you that we would be able to locate or employ such qualified personnel on acceptable terms or at all.
A substantial portion of our Big Spring refinery's workforce is unionized, and we may face labor disruptions that would interfere with our operations.
As of October 31, 2011, we employed approximately 170 people at our Big Spring refinery, approximately 120 of whom were covered by a collective bargaining agreement. The collective bargaining agreement expires April 1, 2012. Our current labor agreement may not prevent a strike or work stoppage in the future, and any such work stoppage could have a material adverse effect on our results of operation and financial condition.
We conduct our convenience store business under a license agreement with 7-Eleven, and the loss of this license could adversely affect the results of operations of our retail and branded marketing segment.
Our convenience store operations are primarily conducted under the 7-Eleven name pursuant to a license agreement between 7-Eleven, Inc. and Alon. 7-Eleven may terminate the agreement if we default on our obligations under the agreement. This termination would result in our convenience stores losing the use of the 7-Eleven brand name, the accompanying 7-Eleven advertising and certain other brand names and products used exclusively by 7-Eleven. Termination of the license agreement could have a material adverse effect on our retail operations.
We may not be able to successfully execute our strategy of growth through acquisitions.
A component of our growth strategy is to selectively acquire refining and marketing assets and retail assets in order to increase cash flow and earnings. Our ability to do so will be dependent upon a number of factors, including our ability to identify acceptable acquisition candidates, consummate acquisitions on favorable terms, successfully integrate acquired assets and obtain financing to fund acquisitions and to support our growth and many other factors beyond our control. Risks associated with acquisitions include those relating to:

•	diversion of management time and attention from our existing business;

•	challenges in managing the increased scope, geographic diversity and complexity of operations;

•	difficulties in integrating the financial, technological and management standards, processes, procedures and controls of an acquired business with those of our existing operations;

•	liability for known or unknown environmental conditions or other contingent liabilities not covered by indemnification or insurance;

•	greater than anticipated expenditures required for compliance with environmental or other regulatory standards or for investments to improve operating results;

•	difficulties in achieving anticipated operational improvements;

•	incurrence of additional indebtedness to finance acquisitions or capital expenditures relating to acquired assets; and

•	issuance of additional equity, which could result in further dilution of the ownership interest of existing stockholders.
We may not be successful in acquiring additional assets, and any acquisitions that we do consummate may not produce the anticipated benefits or may have adverse effects on our business and operating results.
We depend upon our subsidiaries for cash to meet our obligations and pay any dividends, and we do not own 100% of the stock of our operating subsidiaries.
We are a holding company. Our subsidiaries conduct all of our operations and own substantially all of our assets. Consequently, our cash flow and our ability to meet our obligations or pay dividends to our stockholders depend upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries to us in the form of dividends, tax sharing payments or otherwise. Our subsidiaries' ability to make any payments will depend on their earnings, cash flows, the terms of their indebtedness, tax considerations and legal restrictions. Two of our executive officers and one former executive officer, Messrs. Morris, Hart and Concienne, own shares of nonvoting stock of two of our subsidiaries, Alon Assets, Inc., or Alon Assets, and Alon USA Operating, Inc., or Alon Operating. As of October 31, 2011, the shares owned by these executive officers represent 5.66% of the aggregate equity interest in these subsidiaries. To the extent these two subsidiaries pay dividends to us, Messrs. Morris, Hart and Concienne will be entitled to receive pro rata dividends based on their equity ownership. For additional information, see “Security Ownership of Certain Beneficial Owners and Management” of our 2010 Annual Report on Form 10-K, which is incorporated by reference in this prospectus. Messrs. Morris, Hart and Concienne are parties to stockholders' agreements with Alon Assets and Alon Operating, pursuant to which we may elect or be required to purchase their shares in connection with put/call rights or rights of first refusal contained in those agreements. The purchase price for the shares is generally determined pursuant to certain formulas set forth in the stockholders' agreements. Additionally, pursuant to Mr. Concienne's shareholder's agreement he can exchange his shares in Alon Assets and Alon Operating for shares of our common stock. One-third of his shares were exchanged in October 2011 and the remaining two-thirds will be exchanged in equal tranches in October 2012 and October 2013. For additional information, see Item 12 “Security Ownership of Certain Beneficial Holders and Management” of our 2010 Annual Report on Form 10-K, which is incorporated by reference in this prospectus.
It may be difficult to serve process on or enforce a United States judgment against certain of our directors.
All of our directors, other than Messrs. Ron Haddock and Jeff Morris, reside in Israel. In addition, a substantial portion of the assets of these directors are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the State of Israel would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.
Risks Related to Ownership of Our Common Stock and this Offering
Our controlling stockholder may have conflicts of interest with other stockholders in the future.
Alon Israel currently owns, directly or indirectly, approximately 67% of our common stock. As a result, Alon Israel is able to control the election of our directors, determine our corporate and management policies and determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. So long as Alon Israel continues to own a significant amount of the outstanding shares of our common stock, Alon Israel will continue to be able to strongly influence or effectively control our decisions, including whether to pursue or consummate potential mergers or acquisitions, asset sales and other significant corporate transactions. We cannot assure you that the interests of Alon Israel will coincide with the interests of other holders of our common stock.

Delaware law and our organization documents may impede or discourage a takeover, which could adversely affect the value of our common stock.
Provisions of Delaware law and our certificate of incorporation and bylaws may have the effect of discouraging a change of control of our company or deterring tender offers for our common stock. The anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing stockholders. We are currently subject to Delaware anti-takeover provisions. Additionally, provisions of our certificate of incorporation and bylaws impose various procedural and other requirements, which could make it more difficult for stockholders to effect some corporate actions. For example, our certificate of incorporation authorizes our board to determine the rights, preferences and privileges and restrictions of unissued shares of preferred stock without any vote or action by our stockholders. Thus our board is able to authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. Our bylaws require advance notice for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders. Moreover, stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting or to take action by written consent. These rights and provisions may have the effect of delaying or deterring a change of control of our company and may limit the price that investors might be willing to pay in the future for shares of our common stock. See the description of our common stock, par value $01 per share, included under the caption “Description of Capital Stock” in our Registration Statement on Form S-l filed with the Securities and Exchange Commission on July 28, 2005, which is incorporated by reference in this prospectus.

FORWARD LOOKING STATEMENTS

Certain statements contained in this prospectus and the information incorporated by reference herein, or in other written or oral statements made by us, other than statements of historical fact, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. We have used the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “will,” “future” and similar terms and phrases to identify forward-looking statements.
Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.
Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, the following:

•	changes in general economic conditions and capital markets;

•	changes in the underlying demand for our products;

•	the availability, costs and price volatility of crude oil, other refinery feedstocks and refined products;

•	changes in the sweet/sour spread;

•	changes in the light/heavy spread;

•	changes in the spread between West Texas Intermediate crude oil and Light Louisiana and Heavy Louisiana Sweet crude oils;

•	the effects of transactions involving forward contracts and derivative instruments;

•	actions of customers and competitors;

•	changes in fuel and utility costs incurred by our facilities;

•	disruptions due to equipment interruption, pipeline disruptions or failure at our or third-party facilities;

•	the execution of planned capital projects;

•	adverse changes in the credit ratings assigned to our trade credit and debt instruments;

•	the effects of and cost of compliance with current and future state and federal environmental, economic, safety and other laws, policies and regulations;

•	operating hazards, natural disasters, casualty losses and other matters beyond our control;

•	the global financial crisis' impact on our business and financial condition; and

•	the other factors discussed in our filings with the SEC, especially on Forms 10-K, l0-Q and 8-K.
Any one of these factors or a combination of these factors could materially affect our future results of operations and could influence whether any forward-looking statements ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward looking statements. We do not intend to update these statements unless we are required by the securities laws to do so.

USE OF PROCEEDS

All of the shares of common stock offered by the selling stockholder pursuant to this prospectus will be sold by the selling stockholder for his own account. We will not receive any of the proceeds from these sales, but we will incur offering expenses which are estimated to be $10,428.09

SELLING STOCKHOLDERS
The selling stockholder, Joseph A. Concienne, is a former executive officer of Alon. Mr. Concienne retired as an officer of Alon in 2011. Pursuant to the 2000 Incentive Stock Compensation Plan adopted on August 1, 2000 by Alon Assets, Inc., or Alon Assets, and Alon USA Operating, Inc., or Alon Operating, which are majority owned, consolidated subsidiaries of Alon, the selling stockholder acquired 2,019 shares of common stock of Alon Assets and 758 shares of common stock of Alon Operating during his employment term. In 2011 the selling stockholder reached an agreement with Alon whereby he would exchange his shares in Alon Assets and Alon Operating for up to 377,710 shares of our common stock, the shares being offered by this prospectus. One-third of the shares were exchanged in October 2011 and the remaining two-thirds will be exchanged in equal tranches in October 2012 and October 2013.
In connection with this agreement Alon entered into a registration rights agreement with the selling stockholder (the “Registration Rights Agreement”) pursuant to which Alon agreed to register the offer and sale of the selling stockholder's common stock. Pursuant to such rights granted under the Registration Rights Agreement, we agreed to file this registration statement and to use reasonable efforts to keep this registration statement effective until all shares registered hereby have been sold.
The table below sets forth (i) the name of the selling stockholder, (ii) the beneficial ownership of our common stock held as of October 31, 2011 by the selling stockholder, (iii) the number of shares of common stock that the selling stockholder may offer pursuant to this prospectus and (iv) information with respect to shares to be beneficially owned by the selling stockholder after completion of this offering. The percentages in the following table reflect as a percentage of the total number of shares of our common stock outstanding as of October 31, 2011.

	Shares Beneficially Owned Prior to the Offering		Shares Offered Hereby	Shares Beneficially Owned After the Offering (1)
Name	Number	Percentage	Number	Number	Percentage
Joseph A. Concienne (1)	379,710	0.68%	377,710	2,000	less than .01%

(1) Assumes that the selling stockholder disposed of all of the shares of common stock covered by this prospectus and does not acquire beneficial ownership of any additional shares. The registration of these shares for resale does not necessarily mean that the selling stockholder will sell all or any portion of the shares covered by this prospectus.

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling stockholder as to any plan of distribution. All or a portion of the shares offered hereunder may from time to time be offered for sale by the selling stockholder or his pledgees, donees (including charitable organizations), transferees or other successors in interest. We will not receive any of the proceeds from the offering of the shares of common stock by the selling stockholder. Pursuant to the terms of a Registration Rights Agreement and the rights thereunder, we have provided the selling stockholder with registration rights with respect to our common stock. Our obligations are subject to limitations relating to a minimum amount of common stock required for registration, the timing of registration and other similar matters. We are obligated to pay all expenses incidental to such registration, excluding underwriters' discounts and commissions, and certain legal fees and expenses. The selling stockholder may also resell all or a portion of the common stock in reliance upon Rule 144 under the Securities Act of 1933 and any other available exemption, provided it satisfies the criteria and conforms to the requirements of one of these rules.
The selling stockholder may sell all or a portion of the shares of common stock beneficially owned by him and offered hereby from time to time:

•	directly;

•
through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling stockholder and/or from the purchasers of the shares of common stock for whom they may act as an agent;

•
through the pledge of shares of common stock as security for any loans or obligations, including pledges to broker-dealers or other financial institutions who may from time to time effect distributions of the shares of common stock or other interests in the shares of common stock;

•	through purchases by a broker or dealer as principal and resales by such broker or dealer for its own account pursuant to this prospectus;

•
through block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent or as riskless principal but may position and resell a portion of the block as principal to facilitate the transaction;

•	through sales "at the market" to or through a market maker or into an existing trading market (on an exchange or otherwise) for the shares;

•	through put or call transactions relating to the shares of common stock;

•	through exchange distributions in accordance with the rules of the applicable exchange; or

•	through any combination of these methods.
In connection with the distribution of the shares of common stock or otherwise, the selling stockholder may:

•	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

•	sell his shares short and deliver the shares to close out such short positions;

•	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; or

•	pledge shares to a broker-dealer or other financial institution, which, upon a default by the pledgee under the transaction to which such pledge relates, may in turn resell the pledged shares.
The shares of common stock may be sold from time to time in one or more transactions at:

•	fixed prices, which may be changed;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.
These prices will be determined by the selling stockholder or by agreement between the selling stockholder and any broker-dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling stockholder from the sale of the shares of common stock offered by them hereby will be the purchase price of the shares of common stock less discounts and commissions, if any.
The sales described in the preceding paragraph may be effected in transactions:

•	on any national securities exchange or quotation service on which the shares of common stock may be listed or quoted at the time of sale, including the New York Stock Exchange;

•	in the over-the-counter market; or

•	in transactions otherwise than on such exchange or services or in the over-the-counter market.
These transactions may include crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
We have advised the selling stockholder that in the event of a "distribution" of the shares of common stock owned by the selling stockholder, any affiliated purchaser and any broker-dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 until his participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods." In order to avoid the imposition of a restricted period under Rule 102 of the Securities Exchange Act of 1934, the selling stockholder, any affiliated purchasers and any broker-dealers or any other persons who execute sales for the selling stockholder may not engage in any special selling efforts and selling methods.
In order to comply with the securities laws of certain states, the shares of common stock must be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares of common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption for the registration or qualification requirement is available and is complied with.
The selling stockholder may indemnify any broker-dealer who participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933. We have agreed to indemnify the selling stockholder against certain liabilities, including certain liabilities under the Securities Act of 1933.
The selling stockholder has advised us that he has
not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of his shares. Upon our notification by the selling stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the selling stockholder;

•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus has been passed upon for us by Sarah B. Campbell, our Secretary and Senior Attorney.
EXPERTS
The consolidated financial statements of Alon USA Energy, Inc. and subsidiaries as of December 31, 2010 and 2009, for each of the years in the three-year period ended December 31, 2010, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2010, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We maintain an Internet website at www.alonusa.com. All of our reports filed with the SEC (including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and proxy statements) are accessible through the Investor Relations section of our website, free of charge, as soon as reasonably practicable after electronic filing. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Room 1580, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.
We have filed with the SEC a registration statement under the Securities Act that registers the distribution of the securities offered hereby. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities being offered. This prospectus, which forms part of the registration statement, omits certain of the information contained in the registration statement in accordance with the rules and regulations of the SEC. Reference is hereby made to the registration statement and related exhibits for further information with respect to us and the securities offered hereby. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference in this prospectus the documents listed below, each of which should be considered an important part of this prospectus.

•	Our 2010 Annual Report on Form 10-K;

•	Our 2011 Definitive Proxy Statement on Schedule l4A (only those portions incorporated by reference into our 2010 Annual Report on Form 10-K);

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011, June 30, 2011 and September 30, 2011;

•
Our Current Reports on Form 8-K filed on January 6, 2011, January 24, 2011, March 8, 2011, April 28, 2011, May 6, 2011, May 9, 2011, May 12, 2011, May 16, 2011, May 23, 2011, June 8, 2011, June 23, 2011 and July 13, 2011; and

•
The description of our common stock, par value $0.01 per share, included under the caption “Description of Capital Stock” in our Registration Statement on Form S-1 filed with the SEC on July 28, 2005 (Registration No. 333-124797).

Any statement incorporated by reference in this prospectus from an earlier dated document that is inconsistent with a statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus by such statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference herein.
We also incorporate by reference any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents. The reports and other documents that we file after the date of this prospectus will update, supplement and supersede the information in this prospectus.
Any person, including any beneficial owner, to whom this prospectus is delivered may request copies of this prospectus and any of the documents incorporated by reference in this prospectus, without charge, by written or oral request directed to Alon USA Energy, Inc., Attention: Investor Relations, 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251, telephone (972) 367-3600, on the “Investor Relations” section of our website at http://www.alonusa.com or from the SEC through the SEC's website at the web address provided under the heading “Where You Can Find More Information.” Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

Alon USA Energy, Inc.

377,710 Shares

Common Stock

_______________

PROSPECTUS
_______________

December 1, 2011